Exhibit 99

MATRIX SERVICE COMPANY ANNOUNCES RESULTS FOR THE FIRST QUARTER

ENDED SEPTEMBER 30, 2011

TULSA, OK – November 2, 2011 – Matrix Service Company (Nasdaq: MTRX) today reported its financial results for the first quarter ended September 30, 2011.

Revenues for the first quarter ended September 30, 2011 were $169.3 million, an increase of $17.5 million, or 11.5%, from consolidated revenues of $151.8 million in the same period a year earlier. Net income for the first quarter of fiscal 2012 was $3.5 million, or $0.13 per fully diluted share. In the comparable period a year earlier, net income was $3.1 million, or $0.12 per fully diluted share.

Consolidated gross profit was $18.1 million in the first quarter of fiscal 2012 compared to $15.7 million in the same period a year earlier. The increase of $2.4 million was due to higher revenues and improved gross margins which increased to 10.7% in the first quarter of fiscal 2012 compared to 10.3% the same period a year earlier. Selling, general and administrative expenses were $11.5 million, or 6.8% of revenue, in the first quarter of fiscal 2012 compared to $10.6 million, or 7.0% of revenue, in the first quarter of fiscal 2011.

John R. Hewitt, President and CEO of Matrix Service Company, said “The first quarter results were in line with our expectations. We are currently seeing considerable bid activity in our key markets and have steadily increased our backlog. Overall, I am very pleased with the performance of the Company and the strong outlook for the balance of the fiscal year.”

Backlog

Consolidated backlog increased $21.5 million, or 5.3%, to $426.6 million as of September 30, 2011 compared to $405.1 million as of June 30, 2011. The Company continues to see strong bid flow and booked $190.8 million of new work in the first quarter of fiscal 2012. Backlog has increased in three consecutive quarters and is at its highest level since the third quarter of fiscal 2009.

Financial Position

At September 30, 2011, Matrix Service’s cash balance was $38.7 million. The Company did not borrow under its revolving credit facility during the three months ended September 30, 2011.

Share Buyback

The Company purchased approximately 517,000 shares of Matrix Service common stock in the first quarter of fiscal 2012 for $4.9 million and an additional 167,000 shares in early October 2011 for $1.5 million. Under the Company’s stock buyback plan, the Company has the authority to purchase an additional 2.3 million shares through the end of calendar 2012. The share buyback was financed with cash on hand.

Earnings Guidance

The Company is increasing the lower end of its revenue guidance for fiscal 2012 from the previously announced $650 million to $675 million and is increasing the lower end of its earnings guidance from the previously announced $0.75 per fully diluted share to $0.80 per fully diluted share. The upper end of our fiscal 2012 revenue and earnings guidance is unchanged at $725 million and $0.95 per fully diluted share, respectively.

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 11:00 a.m. (Eastern) / 10:00 a.m. (Central) on November 3, 2011 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at www.matrixservice.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located throughout the United States and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Kevin Cavanah

Vice President and CFO

T: 918-838-8822

E: kcavanah@matrixservice.com

Matrix Service Company

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended
	September 30, 2011	September 30, 2010
Revenues	$169,321	$151,838
Cost of revenues	151,228	136,136

Gross profit	18,093	15,702
Selling, general and administrative expenses	11,483	10,589

Operating income	6,610	5,113

Other income (expense):
Interest expense	(277)	(170)
Interest income	3	13
Other	(676)	27

Income before income tax expense	5,660	4,983
Provision for federal, state and foreign income taxes	2,151	1,894

Net income	$3,509	$3,089

Basic earnings per common share	$0.13	$0.12
Diluted earnings per common share	$0.13	$0.12

Weighted average common shares outstanding:
Basic	26,400	26,342
Diluted	26,722	26,549

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2011	June 30, 2011
Assets

Current assets:
Cash and cash equivalents	$38,685	$59,357
Accounts receivable, less allowances (September 30, 2011 – $1,395 and June 30, 2011 – $1,428)	104,481	103,483
Costs and estimated earnings in excess of billings on uncompleted contracts	50,501	40,056
Inventories	2,328	2,249
Income tax receivable	—	399
Deferred income taxes	6,295	5,607
Other current assets	3,989	4,399

Total current assets	206,279	215,550

Property, plant and equipment at cost:
Land and buildings	28,335	28,287
Construction equipment	55,701	55,272
Transportation equipment	23,037	21,690
Furniture and fixtures	15,465	15,442
Construction in progress	2,694	2,465

	125,232	123,156
Accumulated depreciation	(71,385)	(69,845)

	53,847	53,311

Goodwill	28,834	29,058
Other intangible assets	6,840	6,953
Other assets	3,473	1,564

Total assets	$299,273	$306,436

Matrix Service Company

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(unaudited)

	September 30, 2011	June 30, 2011
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$44,534	$36,377
Billings on uncompleted contracts in excess of costs and estimated earnings	25,542	35,485
Accrued insurance	7,990	7,514
Accrued wages and benefits	11,718	18,099
Income tax payable	2,678	—
Current capital lease obligation	176	262
Other accrued expenses	2,371	2,401

Total current liabilities	95,009	100,138

Long-term capital lease obligation	16	38
Deferred income taxes	5,209	5,789
Acquisition payable	800	800

Total liabilities	101,034	106,765

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock – $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of September 30, 2011, and June 30, 2011	279	279
Additional paid-in capital	114,561	113,686
Retained earnings	103,740	100,231
Accumulated other comprehensive income	477	1,436

	219,057	215,632
Less: Treasury stock, at cost – 1,898,263 shares as of September 30, 2011, and 1,417,539 shares as of June 30, 2011	(20,818)	(15,961)

Total stockholders’ equity	198,239	199,671

Total liabilities and stockholders’ equity	$299,273	$306,436

Results of Operations

(in thousands)

	Construction Services	Repair and Maintenance Services	Other	Total
Three Months Ended September 30, 2011
Gross revenues	$102,865	$70,022	$—	$172,887
Less: Inter-segment revenues	3,268	298	—	3,566

Consolidated revenues	99,597	69,724	—	169,321
Gross profit	10,871	7,222	—	18,093
Operating income	3,910	2,700	—	6,610
Segment assets	146,288	106,049	46,936	299,273
Capital expenditures	1,786	691	511	2,988
Depreciation and amortization expense	1,671	1,155	—	2,826

Three Months Ended September 30, 2010
Gross revenues	$99,620	$54,431	$—	$154,051
Less: Inter-segment revenues	2,106	107	—	2,213

Consolidated revenues	97,514	54,324	—	151,838
Gross profit	11,344	4,358	—	15,702
Operating income	4,779	334	—	5,113
Segment assets	147,082	97,252	48,246	292,580
Capital expenditures	872	238	1,149	2,259
Depreciation and amortization expense	1,549	1,249	—	2,798

Segment revenue from external customers by market is as follows:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Three Months Ended September 30, 2011
Aboveground Storage Tanks	$58,654	$24,599	$83,253
Downstream Petroleum	19,622	31,888	51,510
Electrical and Instrumentation	15,038	13,237	28,275
Specialty	6,283	—	6,283

Total	$99,597	$69,724	$169,321

Three Months Ended September 30, 2010
Aboveground Storage Tanks	$40,780	$21,232	$62,012
Downstream Petroleum	20,927	22,406	43,333
Electrical and Instrumentation	29,922	10,686	40,608
Specialty	5,885	—	5,885

Total	$97,514	$54,324	$151,838

Backlog

We define backlog as the total dollar amount of revenues that we expect to recognize as a result of performing work that has been awarded to us through a signed contract that we consider firm. The following contract types are considered firm:

•	fixed-price arrangements;
•	minimum customer commitments on cost plus arrangements; and
•	certain time and material contracts in which the estimated contract value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.

For long-term maintenance contracts we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less the revenue recognized as of the reporting date.

The following table provides a summary of changes in our backlog for the three months ended September 30, 2011:

	Construction Services	Repair and Maintenance Services	Total
	(In thousands)
Backlog as of June 30, 2011	$225,733	$179,385	$405,118
New awards	124,996	65,807	190,803
Revenue recognized	(99,597)	(69,724)	(169,321)

Backlog as of September 30, 2011	$251,132	$175,468	$426,600